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                                                                   EXHIBIT 10.53

CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND SEPARATELY FILED WITH THE COMMISSION.

                      NARROWBAND CDMA AND THIRD GENERATION
                            PATENT LICENSE AGREEMENT

                                     BETWEEN

                       INTERDIGITAL TECHNOLOGY CORPORATION

                                       and

                                 NEC CORPORATION

             Dated and Effective January 15, 2002 ("Effective Date")

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                            PATENT LICENSE AGREEMENT

THIS NARROWBAND CDMA and THIRD GENERATION PATENT LICENSE AGREEMENT ("3G Agreement") dated as of January 15, 2002, (the "Effective Date") is between InterDigital Technology Corporation ("ITC"), a Delaware corporation with a mailing address of 300 Delaware Avenue, Suite 527, Wilmington, DE 19801, and NEC Corporation ("Licensee"), a company organized and existing under the laws of Japan, with a mailing address of [**] Japan.

                                    PREAMBLE

WHEREAS, ITC and Licensee are parties to an existing Patent License Agreement, dated May 8, 1995, covering certain TDMA-based products manufactured and sold by Licensee (the "Prior Agreement");

WHEREAS, a substantial dispute has arisen between Licensee and ITC as to whether royalties are owed by Licensee for its sale in Japan of Covered Infrastructure Units and Covered Subscriber Units compliant with the PHS and PDC Covered Standards;

WHEREAS, the parties have engaged in both a mediation and an arbitration dispute resolution process pursuant to the Prior Agreement with respect to such dispute, and are desirous of settling the dispute amicably;

WHEREAS, ITC holds a large and valuable patent portfolio with regard to Narrowband CDMA and Third Generation and NEC is desirous of obtaining a license thereunder and ITC is willing to grant such license on the term and conditions set forth herein;

WHEREAS, NEC holds a large and valuable patent portfolio with regard to Narrowband CDMA and Third Generation and ITC is desirous of obtaining a non-assert thereunder and NEC is willing to grant such non-assert on the term and conditions set forth herein;

** Material has been omitted and filed seperately with the Commission.

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WHEREAS, the parties have agreed upon a settlement of the dispute, wherein the settlement provides:(i) for certain amendments to the Prior Agreement, the principal amendment providing for certain payments to ITC in lump sum amounts in exchange for a paid-up license for Covered Subscriber Units and Covered Infrastructure Units compliant with PHS and PDC Covered Standards, and (ii) for a new license agreement (this 3G Agreement) involving Covered Subscriber Units and Covered Infrastructure Units compliant with Narrowband CDMA and Third Generation (as defined herein); and

NOW, THEREFORE, in consideration of the mutual promises contained herein, and intending to be legally bound, the parties agree as follows:

                             ARTICLE 1. DEFINITIONS

1.1. "Affiliate" means (i) IDC with respect to ITC or (ii) a corporation or other legal entity of which more than fifty percent (50%) of the voting stock or control is owned, directly or indirectly, by Licensee, IDC, or ITC, as the case may be. Such corporation or other entity in item (ii) shall be considered as Affiliate of Licensee, IDC, or ITC, as the case may be, only so long as the requisite ownership of the voting stock or control exists.

1.2. "Combi-Unit" means any Subscriber Unit which has substantial functionality unrelated to basic voice or wireless data transmission, such as video phones, personal digital assistant, computers, and the like, but which performs modulation and demodulation.

1.3. "Communication Card" means a Subscriber Unit in card or similar format (e.g. PCMCIA card) which contains at a minimum all of the circuitry necessary for modulation and demodulation in accordance with one or more Covered Standards and may be readily attachable to, and detachable from, the body of an

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        end-user terminal device, whether fixed, mobile, transportable, vehicular, portable or hand-held, with RF transmit and/or RF receive capabilities by end-user. A Communication Card shall include all attachments necessary to enable the information and/or communication unit to transmit and receive wireless communications.

1.4. "Covered Infrastructure Unit" means Infrastructure Units designed to operate in accordance with one or more of the Covered Standards.

1.5.    "Covered Standards" mean standards for Narrowband CDMA and Third
        Generation.

1.6. "Covered Subscriber Units" means Subscriber Units designed to operate in accordance with one or more Covered Standards.

1.7. "IDC" means InterDigital Communications Corporation, having an office at 781 Third Avenue, King of Prussia, PA 19406.

1.8. "Infrastructure Unit" means mobile switching centers, radio network controllers, service nodes, Node B's, base stations, radio resource management devices and software, base station controllers, digital transceivers, digital channel cards, and software necessary to operate the aforementioned devices (including software maintenance agreements to the extent that free upgrades are provided in exchange for the maintenance fee, or to the extent that the software maintenance provides an upgrade or enhancement as to functionality), whether sold as individual items or bundled as an integrated product, which is used to interconnect a Covered Subscriber Unit to a public or private data or voice network (whether wired or unwired), including the internet. Subject to the

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        foregoing, absent some substantial difference in design and/or function of Infrastructure Units, the parties agree, generally, the interpretation of Infrastructure Equipment and Net Selling Price (as defined in the Prior Agreement), and used in the arbitration, including for audit purposes, shall generally be considered acceptable guidelines in determining the royalty base hereunder.

1.9. "Licensed Patents" means any issued patent relating to TDMA or CDMA-based digital wireless communications and similar patent applications on file as of the Effective Date or filed within five (5) years of the Effective Date, which patents and patent applications are owned by ITC or its Affiliates and/or for which ITC or its Affiliates has the right to grant the licenses conveyed hereunder, without such grant or the exercise of rights thereunder resulting in the payment of royalties or other consideration by ITC or its Affiliates to third parties (except for payments between ITC and Affiliates of ITC, payments between Affiliates of ITC and payments to third parties for inventions made by said third parties while employed by ITC or any of its Affiliates), including utility models but excluding design patents and design registrations, in every country of the world and any continuation, continuation-in-part and divisional application based on such patents, and any foreign counterparts of any such patents, continuations, continuations-in-part or divisional applications. A listing (which is not intended to be exhaustive) of Licensed Patents as of the Effective Date is included as Attachment A.

1.10.   "Licensee" means NEC Corporation.

1.11. "Module" means a Subscriber Unit which is an integrated modem/base band/RF device containing the complete functionality of an applicable Covered Standard

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        (excluding display, keypad and antenna) and which is sold for physical integration into a Covered Subscriber Unit.

1.12. "Narrowband CDMA" means standards for direct sequence code division multiple access digital cellular radiotelephone service adopted as a standard by either a standards development organization - such as ETSI, TIA/EIA or ARIB- or a major operator of public subscription systems for in-country requirements (e.g. frequency spectrum availability, interconnection with preexisting telephony networks, etc.) which limit the spread of the signal over a bandwidth not greater than 1.25 MHz, including, but not limited to, IS-95 Rev.A, IS-95 Rev. B and various derivations thereof that do not fundamentally alter the character thereof.

1.13. "NEC Patents" means any issued patent relating to TDMA or CDMA-based digital wireless communications and similar patent applications on file as of the Effective Date or filed within five (5) years of the Effective Date, for which Licensee or its Affiliates has the right to grant the non-assertion and the licenses described in Article 2.3 below without such grant or the exercise of rights thereunder resulting in the payment of royalties or other consideration by Licensee or its Affiliates to third parties (except for payments between Licensee and Affiliates of Licensee, payments between Affiliates of Licensee and payments to third parties for inventions made by said third parties while employed by Licensee or any of its Affiliates), (including utility models but excluding design patents and design registrations) in every country of the world and any continuation, continuation-in-part and divisional application based on such patents, and any foreign counterparts of any such patents, continuations, continuations-in-part or divisional applications.

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1.14.   "Net Selling Price" means the amount actually invoiced to the customer for a Covered Infrastructure Unit or Covered Subscriber Unit, less packing, insurance and shipping costs, applicable import, export and excise duties, returns, trade discounts given, insurance and installation costs, to the extent included in the Net Selling Price, [**]. If base stations or other Covered Infrastructure Units contain integrated switching equipment, royalties shall be payable with respect to the entire cost of such base stations or other Covered Infrastructure Units; [**].

1.15. "Subscriber Unit" means an end-user terminal device, whether fixed, mobile, transportable, vehicular, portable or hand-held, with RF transmit and/or RF receive capabilities (or a Module therefor), which device is designed for wireless voice and/or wireless data communications but which may have other functionality such as, without limitation, appointment functions, MP3 player, etc.

1.16. "TDD" means time division duplex technology, including all chip rates and modes thereof.

1.17. "Third Generation" means those TDMA or CDMA-based digital cellular mobile radio telecommunication standards generally considered by the industry to be the third generation, whether adopted by any recognized standardizing body or promoted by major telecommunications operators as de facto standards. Examples of current Third Generation Standards under development, or related standardization efforts, are the International Telecommunications Union -

_____________
** Material has been omitted and filed separately with the Commission.

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        Radio efforts under the label IMT-2000, the specifications being developed under the Third Generation Partnership Projects (3GPP and 3GPP2), and comparable or related standards adopted by ARIB, ETSI, TTA, TIA, T1P1, CWTS, as well as other recognized standards development organizations.

                            ARTICLE 2. LICENSE GRANT

2.1. Grant. ITC, for itself and its Affiliates, hereby grants to Licensee and its Affiliates a non-exclusive, non-transferable, worldwide, royalty-bearing license under the Licensed Patents to make, have made, use, import, sell and otherwise dispose of Covered Subscriber Units and Covered Infrastructure Units, including the right to make, have made, use, import, and otherwise dispose of components therefor, or the supply of replacement parts therefor.

2.2. Limitations on License Grant. The license granted hereunder excludes the right to grant sublicenses. In addition, the above license shall not include, by implication or otherwise, any license for components except when used solely as a part of and within Covered Subscriber Units and Covered Infrastructure Units sold or otherwise transferred by Licensee or its Affiliates. Further, as regards Covered Infrastructure Unit, the license as to the sale of Covered Infrastructure Unit such as base station transceiver system and the like which may be installed into a larger infrastructure shall extend only as to the Covered Infrastructure Unit sold or otherwise transferred by Licensee or its Affiliates and shall not extend, by implication or otherwise, to the portion of such larger infrastructure other than the Covered Infrastructure Unit not otherwise licensed hereunder.

2.3.    Non-Assertion/TDD License/Optional License.  Licensee hereby agrees, and

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        shall cause its Affiliates to agree, not to bring any claim against ITC,
        IDC or its Affiliates, for infringement of any claim or claims of the NEC Patents with respect to Covered Subscriber Units, Covered Infrastructure Units or components therefor made, used, sold or otherwise transferred by IDC or its Affiliates, it being understood that the foregoing shall not be construed to prevent Licensee or its Affiliates to bring such claim against any other party (including but not limited to direct or indirect customers of IDC or its Affiliates) with respect to such Covered Subscriber Units, Covered Infrastructure Units or components therefor. Further, Licensee grants, and shall cause its Affiliates to grant, to IDC and its Affiliates, a non-exclusive, royalty free, world wide, non-transferable license under the NEC Patents for ITC, IDC or its Affiliates to make, have made, sell, distribute, import or use Covered Subscriber Units and Covered Infrastructure Units, including components therefor, compliant with TDD ("TDD License"); provided, however, that such TDD License shall not extend to other non-TDD Third Generation functionality or Narrowband CDMA functionality included in such product. NEC also agrees, to the extent requested by IDC, to grant IDC or its Affiliates a non-transferable, non-exclusive, royalty bearing license under the NEC Patents for IDC or its Affiliates to make, have made, sell, distribute, import or use Covered Subscriber Units and Covered Infrastructure Units to the extent not covered by the TDD License. Such additional license shall be on the same terms and conditions as applied to NEC and its Affiliates hereunder, with IDC making a pre-payment of two-years worth of expected royalty payments as agreed in amount by IDC and Licensee.

                       ARTICLE 3. ROYALTY RATES/PAYMENTS

3.1.    Royalty Payments.

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        3.1.1.  Convenience Based Royalties on Products Compliant with Third
                Generation and Narrowband CDMA. In consideration of the licenses granted herein, Licensee shall pay ITC the following non-refundable (except as the consequence of the royalty audit under Article 7.7 or except in the case of computation error by Licensee) royalties on each sale of the below listed products by Licensee and/or its Affiliates, anywhere in the world:

                     i. For Covered Subscriber Units compliant with Narrowband CDMA and Third Generation, [**]% of the Net Selling Price of each such product sold by Licensee or its Affiliates provided, however, that the above royalty shall not exceed $[**] on a per unit basis.

                     ii. For Covered Infrastructure Units compliant with Narrowband CDMA and Third Generation, [**]% of the Net Selling Price of each such product sold by Licensee and/or its Affiliates; provided, however, that for sales of Covered Infrastructure Units in Japan only, for sales occurring on or before December 31, 2003, the royalty rate shall be [**]%. For sales of Covered Infrastructure Units occurring on or after January 1, 2004, Licensee shall have the option to pre-pay

___________
** Material has been omitted and filed separately with the Commission.

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                          additional royalties for Covered Infrastructure Units
                          for use in Japan only, at any time, based on Licensee's good faith projection of its sales of such products over a one (1) to three (3) year period(s). Such pre-payment shall be paid to ITC prior to the start of the royalty period used in determining the pre-payment amount. Licensee's actual payment to ITC for such royalty projection shall be discounted at [**] % per annum, to reflect the time value of money over the selected period. In addition, the optional pre-payment shall be further discounted by the following single volume discount, applied to the present value amount, as follows:

                          Years Pre-paid                  Volume Discount
                          1                                     [**]%
                          2                                     [**]%
                          3 or more                             [**]%

                          The projected royalty shall serve as the royalty credit, against which Licensee can at any time offset its royalty obligations as to Covered Infrastructure Unit for use in Japan only, until that royalty credit is exhausted. A sample calculation of the pre-payment method is set forth in Attachment B hereto.

_____________
** Material has been omitted and filed separately with the Commission.

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                As used herein, "sale" means the first non-affiliated sale made on an arms-length basis. In determining the royalty on a Module, Licensee shall use the greater of (i) the Net Selling Price of the Module or (ii) the average Net Selling Price of Covered Subscriber Units for the period for which royalties are being reported. In determining the Net Selling Price of a Combi-Unit, Licensee shall use the lesser of (i) the Net Selling Price of the Combi-Unit or (ii) the average Net Selling Price for Covered Subscriber Units for the period for which royalties are being reported. The average Net Selling Price for Covered Subscriber Units shall be calculated using the total revenue (based upon the Net Selling Price definition herein) for Covered Subscriber Units (excluding Modules and Combi-Units) for the period covered by the royalty report, divided by the number of Covered Subscriber Units (excluding Modules and Combi-Units) sold in that same period. Notwithstanding the foregoing, in the case that no sales of Covered Subscriber Units (excluding Modules and Combi-Units) exist for the period for which royalties are being reported, Licensee shall use the average net selling price of cellular handsets, which has no substantial functionality unrelated to basic telephony or wireless data transmission, built to the same Covered Standards for that period, as reported by Dataquest or some other internationally recognized data collection and reported firm agreeable to both parties.

3.2. Purchase of Licensed Products. If Licensee or any of its Affiliates purchases Licensed Covered Subscriber Units (including Modules) or Covered Infrastructure Units for incorporation into Licensee's or its Affiliates' Covered

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        Subscriber Units or Covered Infrastructure Units, ("Licensed Products"),
        either in modified or unmodified form, Licensee shall receive a royalty credit equal to the amount of the per unit royalty (whether calculated as a $US per unit royalty or as a percentage of selling price) paid to ITC by the manufacturer of such Licensed Product, such credit not to exceed the amount of the per unit royalty due by Licensee hereunder for the ultimate Covered Subscriber Unit or Covered Infrastructure Unit sold by Licensee or its Affiliates, in which such Licensed Product, in the same or modified form, is incorporated. As used herein, Licensed Product shall mean a Covered Subscriber Unit (including Module) or Covered Infrastructure Unit compliant with one or more Covered Standards manufactured by a third party under a license from ITC under the Licensed Patents and not known by Licensee at the time of purchase of the Licensed Product to be other than in good standing (i.e., not in default), and for which the third party licensee has paid ITC the per unit royalty for the Licensed Product. For the purposes of determining the credit, Licensee shall, in its royalty report, specify the number of Licensed Products purchased, the date purchased, and from whom such Licensed Products were purchased. ITC will then notify Licensee of the applicable credit, which Licensee may apply in its subsequent royalty reports to ITC until exhausted. ITC may also notify Licensee if the third party licensee is in default of its obligations under the third party license with ITC and that the credit as to future sales by Licensee shall not be given unless and until such third party licensee cures such default. Licensee shall have the right to audit ITC's books and records in accordance with Article 7.7 below. If the license granted by ITC to such third party is on other than a per unit or % of net selling price running royalty basis, then for the purpose of the royalty credit, the parties, subject to the dispute resolution provisions, shall determine the per unit royalty deemed to have been paid by such third party to ITC for such Licensed Product, based on lump sums or other cash payments paid under the

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        applicable patent license agreement and the volume of products licensed thereunder.

3.3. Resale. If Licensee or its Affiliates (i) purchases Covered Subscriber Units or Covered Infrastructure Units from a third party that, under a license agreement executed subsequent to the Effective Date, is licensed under the Licensed Patents by ITC to manufacture, have made, sell and distribute such Covered Subscriber Units or Covered Infrastructure, and
        (ii) resells without modification, addition or enhancement, such purchased Covered Subscriber Units or Covered Infrastructure Units as such, no royalty shall be payable by Licensee so long as said third party license agreement includes express provisions under which purchasers which are original equipment manufacturers receive pass through rights under the Licensed Patents, including resale rights. If Licensee or its Affiliates purchase products from an entity meeting the above requirements except that (i) the applicable license was entered into prior to the Effective Date or (ii) the applicable license agreement (whether entered before or after the Effective Date) does not have the aforementioned resale rights, Licensee shall be given a credit for the per unit royalty paid by such entity, if any, using the same procedure, terms and conditions set forth in Article 3.2. Such credit shall not exceed the amount of royalty owed by Licensee. Licensee shall, in its quarterly royalty reports, specify (i) the number of such Covered Subscriber Units or Covered Infrastructure Units resold by Licensee and its Affiliates during the quarter, (ii) the date of purchase of such resold Covered Subscriber Units or Covered Infrastructure Units, and
        (iii) from whom such resold Covered Subscriber Units or Covered Infrastructure Units were purchased.

3.4.    Pre-Payment Credit. On or prior to April 10, 2002, Licensee shall make a

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        non-refundable cash payment to ITC of US$19,500,000 which payment shall be a credit of US$19,500,000 toward Licensee's royalty obligations hereunder. Such payment obligation shall be unconditional and irrevocable. Such credit shall be applied, until exhausted, to: (i) 100% of Licensee's royalty obligations for sales made on or before December 31, 2003; and (ii) 50% of Licensee's royalty obligations as to sales on or after January 1, 2004 (with the other 50% to be paid in cash).

3.5.    Reserved.

3.6. Repairs. It is understood and agreed by the parties that no royalty shall be payable by Licensee hereunder with respect to any parts, components or accessories sold or otherwise transferred by Licensee and its Affiliates for repair, maintenance or returns, but excluding upgrades and/or enhancements, of Covered Subscriber Units or Covered Infrastructure Units sold or otherwise transferred by Licensee and its Affiliates.

                        ARTICLE 4. PASS-THROUGH LICENSE

4.1. Pass-Through License. Licensee's and its Affiliates' customers who are end users, operators or retail distributors will receive an irrevocable pass-through license for sale, including lease, or use of Covered Subscriber Units and/or Covered Infrastructure Units for which a royalty has been paid hereunder. Neither this 3G Agreement nor any payments made hereunder are intended or should they be construed as exhausting ITC's rights to royalties or damages or other compensation from unlicensed purchasers.

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                          ARTICLE 5. TERM/TERMINATION

5.1. Term. The term of this 3G Agreement shall commence on the Effective Date and terminate upon expiration of the last-to-expire of the Licensed Patents, unless sooner terminated as provided herein.

5.2. Termination for Default. This 3G Agreement may be canceled by either party, upon thirty (30) days' prior written notice specifying the nature of the breach, if the other party is in material breach of any of its material obligations hereunder and the breach is not remedied within the notice period. Licensee's material obligations shall include, but shall not be limited to, its royalty reporting and payment obligations.

5.3. Adverse Actions. During the term of this 3G Agreement, neither party or its Affiliates shall institute or actively participate as an adverse party in, or otherwise provide material support to (except where such participation or support is required by court order or applicable law) any legal or administrative action anywhere in the world, the purpose of which is to invalidate or limit the validity or scope of the NEC Patents or the Licensed Patents and further if such party does not cease to institute, actively participate as an adverse party in, or otherwise provide material support to, such legal or administrative action within thirty (30) days after receipt of written notice from the other party, specifying such legal or administrative action and such party's involvement therein, such other party shall have the right to terminate this 3G Agreement by a written notice of termination.

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                         ARTICLE 6. DISPUTE RESOLUTION

6.1 Negotiation of Dispute. In the event of any dispute arising under this 3G Agreement, senior level executives of the parties will meet in Wilmington, Delaware, unless some other city may be agreeable to the parties, as soon as reasonably possible (but no later than sixty (60) days after notice asking for the above meeting from either party to the other party) and will enter into good faith negotiations aimed at resolving the dispute. If they are unable to resolve the dispute in a mutually satisfactory manner within an additional sixty (60) days, the matter may be submitted to mediation/arbitration as provided for in Articles 6.2 and 6.3 hereto.

6.2 Mediation of Disputes. The parties agree to submit any unresolved dispute to a sole mediator selected by the parties as soon as reasonably possible (but no later than sixty (60) days after written notice asking for the mediation from either party to the other party). The first such mediation session shall occur in Tokyo and thereafter will alternate between Washington, D.C. and Tokyo. Any such mediation shall be non-binding. If not thus resolved, either party may proceed as specified in Article 6.3.

6.3 Arbitration of Disputes. Any unresolved disputes arising under this 3G Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce, with the venue and place of hearing being designated as London, England. The dispute shall be resolved by panel of three (3) arbitrators selected in accordance with said rules, one of such arbitrators having substantial experience in the field of telecommunications. The arbitrators shall have the authority to permit limited confidential discovery to

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        the extent required by a party in order to establish its case. The arbitrators' award shall be written and be final and binding and may be entered and enforced in any court of competent jurisdiction. Any monetary award shall be payable in U.S. dollars, free of any tax, offset or other deduction. Any determination of the arbitration shall be confidential to the parties hereto and binding solely on the parties hereto, and their Affiliates. The arbitration proceedings shall be conducted in English. The parties, their counsel, and the arbitrators shall use all reasonable efforts to conclude the arbitration with one
        (1) year of its being instituted.

                            ARTICLE 7. MISCELLANEOUS

7.1. Payments/Reports. All payments required under this 3G Agreement shall be made by wire transfer to the following bank account of ITC in U.S. dollars on a quarterly basis within forty-five (45) days after the end of each calendar quarter.

                PNC Bank, Delaware
                222 Delaware Avenue
                Wilmington, DE  19801
                ABA # [**]
                Credit:  Trust Uninvested Funds
                Account # [**]
                Further Credit:  InterDigital. Technology Corp.

____________
** Material has been omitted and filed separately with the Commission.

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                Account # [**]
                Attention: [**]
                Phone: [**]

        Such payment, less any available credit, shall be for all sales of Covered Subscriber Units and Covered Infrastructure Units made by Licensee or its Affiliates during such quarter. The first such report shall include sales of any Covered Subscriber Units and Covered Infrastructure Units made by Licensee and/or its Affiliates both during the calendar quarter ending March 31, 2002 as well as the sales of any such products made prior thereto (including prior to the Effective
        Date), except that any royalties for Covered Subscriber Units and Covered Infrastructure Units compliant with the Narrowband CDMA sold or otherwise transferred by Licensee and its Affiliates prior to the Effective Date, if any, are hereby irrevocably waived by ITC. Each payment made within the required 45 days, described above, shall be accompanied by a written report and associated certification by the responsible personnel of Licensee, setting forth the amount of the royalties payable and calculation thereof for the reported period. To assist ITC in preparing necessary earnings reports, Licensee shall also develop some form of advance royalty projection mechanism whereby Licensee, on a non-binding basis, shall advise ITC, by no later than thirty (30) days after the end of each calendar quarter, of the aggregate (i.e., not on a product category basis) royalty amount Licensee anticipates reporting for the subject calendar quarter. All such reports shall be held in confidence by ITC.

7.2. Currency Conversion. United States Dollar ($US) denominated sales shall be

______________
** Material has been omitted and filed separately with the Commission.

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        reported as transacted. Other currency denominated sales shall be reported based on the mathematical average foreign currency/$US conversion rate applicable during the period over which sales are being reported, using the currency exchange rates given in the Wall Street Journal "Currency Trading Exchange Rates" section. Within fifteen (15) days after the end of each calendar quarter period, ITC shall inform Licensee in writing such applicable mathematical average foreign currency/$US conversion rate together with the substantiating material therefor. Licensee's timely performance of its royalty reporting and payment obligations under Article 7.1 is contingent upon the timely receipt by Licensee from ITC of such applicable conversion rate.

7.3. Taxes. All royalties payable hereunder are net of, and free and clear from, any applicable taxes (excluding those based on income), which taxes shall be paid by Licensee on a grossed-up basis, it being understood Japanese source income withholding tax shall be deducted by Licensee from the amounts payable to ITC hereunder. Licensee will furnish ITC with appropriate documentation evidencing the payment of such tax.

7.4. Most Favored Licensee Rights. Provided Licensee is not in material default of its obligations hereunder, Licensee shall be treated as a most favored licensee ("MFL") under the Licensed Patents with regard to Covered Subscriber Units and Covered Infrastructure Units. If subsequent to the Effective Date, ITC enters into an agreement, including a settlement agreement, with a third party pursuant to which ITC licenses said third party to sell products that operate under Covered Standards, ITC will notify Licensee of such agreement and will provide a copy of such agreement, in confidence, to Licensee. Licensee shall have the right to substitute for this 3G Agreement, on a forward going basis, the more favorable license agreement in its entirety and such substitution shall

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        constitute a novation of those portions of this 3G Agreement addressed in such substitute agreement; provided, however, that any royalty obligation under such substitute agreement relating to Covered Subscriber Units and Covered Infrastructure Units compliant with only PHS and PDC shall not apply as to Licensee and/or its Affiliates. Such election shall be made by Licensee in writing within thirty (30) days of receiving said license agreement from ITC, with any failure to elect to take such new agreement within such period shall serve as waiver as to any rights under such agreement. If Licensee elects to take such substitute agreement, Licensee shall pay royalties based on the rates set forth in its then existing agreement up to the date of such substitute agreement. Any remaining pre-payments under Licensee's then existing agreement shall apply as to the substitute agreement.

7.5 Confidentiality/Press Release. Unless otherwise required by law, government regulations, stock exchange listing rules or court order, the parties shall maintain as strictly confidential the royalty terms of the 3G Agreement and any proprietary information disclosed under, or as a result of the negotiation of, the 3G Agreement, provided that each party may disclose in confidence the royalty terms to (i) its outside counsel or accountant, or (ii) its financial advisors or prospective acquiring or acquired entity in connection with its prospective M&A transactions. Further, ITC or IDC may provide the royalty terms of this 3G Agreement in confidence to other licensees to the extent required by MFL clauses. ITC and IDC may issue a press release regarding this 3G Agreement having the content shown in Exhibit 1, attached hereto. Licensee may also issue a press release regarding the fact of the execution of this 3G Agreement. To the extent ITC and IDC desire to amend the press release contained in said Exhibit 1, or Licensee desires to make a press release, said desiring party shall provide the other party with an advance copy of its respective proposed press release for review, consent

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        and comment; whereby consent by the other party shall not be unreasonably withheld or delayed. Licensee may disclose the royalty terms of this 3G Agreement in confidence (i) to its suppliers and customers to the extent reasonably necessary for the purpose of discussion of the burden of royalty between Licensee and its suppliers or between Licensee and its customers and (ii) to Licensee's Affiliates. Licensee's Affiliates may disclose the royalty terms of this 3G Agreement in confidence to their suppliers and customers to the extent reasonably necessary for the purpose of discussion of the burden of royalty between Licensee's Affiliates and their suppliers or between Licensee's Affiliates and their customers.

7.6 Licensee Identification on Covered Subscriber Units. All Licensee Covered Subscriber Units and Covered Infrastructure Units intended for sale within the United States shall include a statement that they are licensed under U.S. patents, including up to five patent numbers to be provided by ITC; provided that such marking requirement shall not apply to the extent that ITC fails to require other licensees manufacturing Covered Infrastructure Units and Covered Subscriber Units to mark their corresponding products with such patent numbers. ITC may designate certain Licensed Patents for inclusion on such label. Additionally, if the laws of any other country require marking goods as a condition of any award of damages in a patent infringement action, ITC may notify Licensee in writing of the name of such other country together with a copy of the text of such law. In such case, the first sentence of this
        Article 7.6 shall similarly apply as to such country, provided that in no event shall the total number of patent numbers to be included in a statement pursuant to this Article 7.6 exceed five, unless required by the laws of such other country.

7.7 Audit. Licensee shall (and shall cause its Affiliates to) keep books and records

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

        adequate to accurately determine the payments due under this 3G Agreement. The books and records must be retained for at least five (5) years after the delivery of the royalty report to which they relate. ITC shall have the right, no more than once per calendar year, to have an independent certified public accountant, who shall enter into an appropriate nondisclosure agreement with Licensee, inspect all relevant books and records of Licensee and its Affiliates on not less than forty-five (45) calendar days prior notice and during regular business hours to verify the reports and payments required to be made hereunder. The nondisclosure agreement with the auditor may include an obligation that the auditor shall not disclose to ITC more information than is reasonably necessary to determine the royalties owed hereunder. Should an underpayment in excess of [**] percent [**](%) be discovered, Licensee shall pay the cost of the audit. In any event, Licensee shall promptly pay any underpayment together with interest at the annual rate of [**] percent [**](%). ITC shall, at Licensee's election, either promptly reimburse any overpayment, or credit Licensee with any overpayment to Licensee against any royalties owed ITC in the subsequent calendar quarters until exhausted. All information obtained through such audit shall be held in confidence by ITC.

        Licensee shall have the right, not more than once per calendar year, to have an independent certified public accountant, who shall enter into an appropriate nondisclosure agreement with ITC, inspect all relevant agreements, books and records and the like relating to the Licensed Patents on not less than forty-five (45) calendar days prior notice and during regular business hours to verify the credit provided for pursuant to Articles 3.2 and 3.3 hereunder and the MFL

______________
** Material has been omitted and filed separately with the Commission.

        status of the Licensee. The nondisclosure agreement with the auditor may include an obligation that the auditor shall not disclose to NEC more information than is reasonably necessary to determine the credits owed hereunder. All information obtained through such audit shall be held in confidence by Licensee.

7.8 Governing Law/Venue. The validity and interpretation of this 3G Agreement shall be governed by Delaware law, without regard to conflict of laws principles. Process shall be deemed sufficient if served on either party by courier service or recognized mail delivery service (e.g. U.S. Mail), postage prepaid, certified or registered, return receipt requested, and addressed as indicated on page 1 of this 3G Agreement. The parties hereby waive any objection as to the sufficiency of the method of service provided such service is made as set forth herein.

7.9 Limited Warranty. Each party represents and warrants that it has the right to license the patents described herein. Neither party makes any other representation or warranty with regard to the validity of such patents or the licensed party's ability to use, manufacture, have manufactured or sell Covered Subscriber Units free of infringement of third party intellectual property rights. Neither party shall have any obligation to maintain or prosecute patents described hereunder.

7.10 Affiliate Performance. Each party shall be responsible for all actions required of its Affiliates hereunder and shall be liable to the other party for any adverse action or failure to perform by such party's Affiliates hereunder.

7.11 Waivers. The failure of any party to insist upon the performance of any of the terms or conditions of this 3G Agreement or to exercise any right hereunder, shall

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

        not be construed as a waiver or relinquishment of the future performance of any such term or condition.

7.12 Severability. The provisions of this 3G Agreement shall be severable, and if any of them are held invalid or unenforceable, then that provision shall be construed to the maximum extent permitted by law. The invalidity or unenforceability of one provision shall not necessarily affect any other.

7.13 No Set Off. Licensee agrees and acknowledges that it has no right to, and shall not, attempt to set off amounts claimed to be owed based on any claim that it has or may have in the future against IDC or its Affiliates other than ITC, against amounts owed hereunder.

7.14 Notices. All notices or other communications required or permitted under this 3G Agreement shall be in writing and shall be delivered by personal delivery, registered mail, return receipt requested, or a qualified "Next Day Air" delivery service addressed as indicated on page 1 of this 3G Agreement (provided that in case of notice to Licensee such notice shall be to the attention of General Manager of Intellectual Property Division) or as subsequently amended for itself by notice of a party.

7.15 Limitation. Nothing in this 3G Agreement shall be construed as: (a) an agreement to bring or prosecute actions against third party infringers of the Licensed Patents; (b) conferring any license or right under any patent other than the Licensed Patents; or (c) conferring any right to use the Licensed Patents outside the field of use defined by the license grant of this 3G Agreement.

7.16 Personal Agreement. This 3G Agreement is personal to Licensee and may not be

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        assigned or transferred, nor may any license granted hereunder be assigned or transferred, whether by operation of law or otherwise, and any attempt to make any such assignment or transfer shall be null and void; provided, however, this 3G Agreement may be transferred in connection with the sale of all or substantially all of the business or assets of Licensee to which this 3G Agreement relates. ITC may, in its sole discretion, limit application of this license to the permitted transferee to the transferred business. If Licensee remains a separate entity after such sale, then the acquiring entity shall continue to pay royalties[**]. If Licensee does not remain a separate corporate entity, or Licensee's production facilities are merged into the acquiring company or one of its subsidiaries, then the acquiring company shall pay royalties [**]. In addition, to the extent that, after the Effective Date, Licensee acquires a new Affiliate during the term of this 3G Agreement, and such new Affiliate was not licensed under ITC's patents but sold Covered Subscriber Units and/or Covered Infrastructure Unit, Licensee shall pay ITC, within thirty (30) days of the completion of such acquisition, [**]. The licenses granted hereunder to Licensee shall survive any transfer by operation of law or otherwise of the Licensed Patents or this 3G Agreement by ITC. Notwithstanding the foregoing, the non-assertion granted by Licensee hereunder to the other parties hereunder shall be personal to such entities and shall not be assigned or transferred in any manner.

7.17 Entire Agreement/Amendment. This 3G Agreement contains the complete and final agreement between the parties, and supersedes all previous understandings relating to the subject matter hereof whether oral or written. This 3G Agreement may only be modified by a written agreement signed by duly authorized

_____________
** Material has been omitted and filed separately with the Commission.

        representatives of the parties. To the extent that, prior to the Effective Date, the parties hereto were parties to a prior written agreement covering the subject matter hereof, and Licensee has elected pursuant to an MFL clause to take the terms of this 3G Agreement, Licensee shall pay any royalties required under such prior agreement up to the date of election to take this Agreement.

7.18 Survival. The following provisions of this 3G Agreement shall survive expiration or termination of this 3G Agreement: Article 2.1 (for products manufactured, sold or otherwise transferred prior to such expiration or termination and for which a royalty has been or will be paid, and subject to all other limitations herein which shall survive to the extent necessary as regards such license grant); Article 6; Article 7.2, 7.3, 7.5, 7.7, 7.8, 7.10, 7.11, 7.13, and 7.17.

                            [Signature on Next Page]

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

IN WITNESS WHEREOF, the parties have executed this 3G Agreement by their duly authorized representatives.

INTERDIGITAL TECHNOLOGY CORPORATION

By: /s/ William J. Merritt
   ---------------------------------

Dated: January 14, 2002
       -----------------------------


NEC CORPORATION

By: /s/[**]
   ---------------------------------

Dated: January 15, 2002
       -----------------------------

____________
** Material has been omitted and filed separately with the Commission.

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                        Index of Attachments and Exhibits

ATTACHMENT A:              LICENSED PATENTS

ATTACHMENT B:              ROYALTY PREPAYMENT
EXHIBIT 1:                 PRESS RELEASE